Exhibit 21
                            LIST OF SUBSIDIARIES

      NAME(1)                                                                             JURISDICTION
      -------                                                                             ------------
Bankers National Life Insurance Company                                                      Texas
  National Fidelity Life Insurance Company                                                   Missouri
Conseco Investment Holding Company                                                           Delaware
Conseco Capital Management, Inc.                                                             Delaware
Conseco Mortgage Capital, Inc.                                                               Delaware
Conseco Partnership Management, Inc.                                                         Indiana
Conseco Private Capital Group, Inc.                                                          Indiana
Conseco Risk Management, Inc.                                                                Indiana
Lincoln American Life Insurance Company                                                      Tennessee
Bankers Life Holding Corporation (2)                                                         Delaware
  Bankers Life Insurance Company of Illinois (3)                                             Illinois
    Bankers Life and Casualty Company (3)                                                    Illinois
      Certified Life Insurance Company (3)                                                   California
Marketing Distribution Systems Consulting Group, Inc. (4)                                    Delaware


(1)   Except as otherwise indicated, each company is a direct or indirect, wholly owned subsidiary of Conseco, Inc.

(2)   Conseco owns approximately 56 percent of the outstanding shares.

(3)   Wholly owned subsidiary of Bankers Life Holding Corporation.

(4)   Conseco owns approximately 95 percent of the outstanding shares.

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